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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated November 26, 1997, relating to the statement of brand contribution for each of the two years in the period ended December 31, 1996 and the nine months ended September 30, 1997 and the statement of fixed assets as of December 31, 1996 and September 30, 1997 of Warner-Lambert Company's Sterile Products Operations, which appears in such Prospectus. We also consent to the reference to us under the heading
"Experts" in such Prospectus.


PRICE WATERHOUSE LLP
Morristown, New Jersey
January 8, 1998